Exhibit 23.4

KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-229103-01) of MPT Operating Partnership, L.P. of our report dated June 3, 2021, relating to the consolidated balance sheets of Steward Health Care System LLC as of December 31, 2020 and the related consolidated statements of operations, comprehensive income (loss), changes in members’ deficit and cash flows for year then ended, which report is included in this Annual Report of MPT Operating Partnership, L.P. (Form 10-K/A) for the year ended December 31, 2020.

Dallas, Texas

June 8, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.